Exhibit 99.1

January 9, 2018

Presbia Announces Management Changes

DUBLIN-- Presbia PLC (NASDAQ: LENS, or the “Company”), an ophthalmic device company and leader in near-vision restoration, announces that the Company and Jarrett Fenton have mutually agreed that his last date of employment would be January 5, 2018.  Richard (“Rick”) Fogarty has been appointed Chief Accounting Officer effective January 8, 2018.

“The board thanks Jarrett Fenton for his contributions to Presbia,” said Mark Yung, Executive Chairman and CEO of Presbia.  “I look forward to working closely with Rick in what should be a seamless transition.  Rick is intimately familiar with all aspects of our business given his prior role as Chief Accounting Officer between 2013 and 2016.”

Prior to rejoining Presbia, Mr. Fogarty provided contract professional services from August 2017 to October 2017 to Collectors Universe, Inc. (NASDAQ: CLCT) and from July 2016 to August 2017 to Identiv, Inc. (NASDAQ: INVE), respectively.  From February 2014 to June 2016, Mr. Fogarty served as Presbia’s Chief Accounting Officer, Vice President of Finance and Secretary. He served as the Chief Accounting Officer of Presbia Holdings from August 2013 until its liquidation in 2015.  Mr. Fogarty holds an M.B.A. from Fairleigh Dickinson University and a B.S. from Union College. Mr. Fogarty is a Certified Management Accountant.

Forward-Looking Statements

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Information provided and statements contained in this press release that are not purely historical are forward-looking statements.  These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  Such forward-looking statements only speak as of the date of this press release and Presbia assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties, including, but not limited to, the factors listed under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2016, quarterly reports on Form 10-Q, and other reports that Presbia files with the SEC. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although Presbia believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, Presbia also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

About Presbia

Presbia PLC (NASDAQ:LENS) is an ophthalmic device company that has developed and is currently marketing the presbyopia-correcting Presbia Flexivue Microlens™, a miniature lens that is implanted

Exhibit 99.1

in a corneal pocket created by a femtosecond laser. The Presbia Flexivue Microlens™ has received a CE mark for the European Economic Area, allowing the lens to be marketed in over 30 countries across Europe. A staged pivotal U.S. clinical trial for the Presbia Flexivue Microlens™ commenced in 2014.

Presbia PLC
Rick Fogarty, 949-502-7036
rick@presbia.com

Monica Yamada, 323-860-4903

monica@presbia.com